Exhibit 4.2

SECOND AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

                    This SECOND AMENDMENT, dated as of January 16, 2008 (this “Amendment”), to the Preferred Stock Rights Agreement, dated as of September 14, 2001, as amended as of January 15, 2003 (the “Rights Agreement”) between BEA Systems, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”).

RECITALS

                    WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

                    WHEREAS, Oracle Corporation, a Delaware corporation (“Oracle”), Bronco Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle (“Merger Sub”) and the Company contemplate entering into an Agreement and Plan of Merger, as amended from time to time (the “Plan”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation and whereby all of the Company’s issued shares of common stock will be converted into the right to receive cash (the “Merger”).

                    WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the occurrence of a Distribution Date (as such term is defined in the Rights Agreement) the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

                    WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and has approved this Amendment, and the Company and the Rights Agent desire to evidence such amendment in writing.

                    WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.         Amendment of Section 1. Section 1 of the Rights Agreement is hereby amended and supplemented to add the following definitions in the appropriate alphabetical locations:

“Merger” shall mean the “Merger” as such term is defined in the Plan.

“MergerCo” shall mean Bronco Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle.

“Oracle” shall mean Oracle Corporation, a Delaware corporation.

“Plan” shall mean the Agreement and Plan of Merger, dated as of January 16, 2008, by and between Oracle, MergerCo and the Company, as it may be amended from time to time.

“Voting Agreements” shall mean those voting agreements, dated as of January 16, 2008, (i) by and between Oracle and a shareholder of the Company and (ii) by and between Oracle and a director of the Company.

2.         Amendment of the definition of “Acquiring Person”. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Oracle, MergerCo, nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person as a result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Plan, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Plan or the Voting Agreements or (iv) the public announcement of any of the foregoing.”

3.         Amendment of the definition of “Distribution Date”. Section 1(k) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Plan, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Plan or the Voting Agreements or (iv) the public announcement of any of the foregoing.”

4.         Amendment of the definition of “Expiration Date”. The definition of “Expiration Date in Section 1(p) of the Rights Agreement is hereby amended and supplemented by deleting clause (ii) and replacing it with the following:

“(ii) the earlier of (x) the Redemption Date and (y) the consummation of the Merger, or”

5.         Amendment of the definition of “Shares Acquisition Date”. The definition of “Shares Acquisition Date” in Section 1(gg) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Plan, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Plan or the Voting Agreements or (iv) the public announcement of any of the foregoing.”

6.       Amendment of the definition of “Triggering Event”. The definition of “Triggering Event” in Section 1(nn) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a “Triggering Event” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Plan, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Plan or the Voting Agreements or (iv) the public announcement of any of the foregoing.”

7.       Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof as a new Section 3(e):

“Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of (i) the approval, execution, delivery or performance of the Plan, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Plan or the Voting Agreements or (iv) the public announcement of any of the foregoing.”

8.       Amendment of Sections 6(a) and 7(a). Sections 6(a) and 7(a) of the Rights Agreement shall be amended by deleting the phrase, “the Close of Business on”

9.       Amendment of Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end of that section:

“Notwithstanding anything in this Agreement to the contrary, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the approval, execution, delivery or performance of the Plan, (ii) the approval, execution, delivery or performance of the Voting Agreements, (iii) the consummation of the Merger or any other transaction contemplated by the Plan or the Voting Agreements or (iv) the public announcement of any of the foregoing.”

10.     Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as a new Section 13(g):

“Notwithstanding anything to the contrary in this Agreement, the provisions of Section 13 of this Agreement shall be deemed not to apply to the Merger.”

11.     Amendment of Section 21. Section 21 of the Rights Agreement is hereby amended and supplemented by adding the following new sentence after the first sentence thereof:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

10.      Amendment of the Rights Agreement. The Rights Agreement is hereby amended and supplemented by adding the following new section at the end thereof as a new Section 35.

“Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

11.      Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

12.      Termination of Plan. If for any reason the Plan is terminated pursuant to Section 8.01 thereof and the Merger is abandoned, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to execution of this Amendment.

13.      Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be an original which shall constitute one and the same document.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:	BEA SYSTEMS, INC.

By: /s/ Robert F. Donohue	By: /s/ Mark P. Dentinger
Name: Robert F. Donohue	Name: Mark P. Dentinger
Title: Vice President, Legal	Title: Executive Vice President and
Chief Financial Officer

Attest:	COMPUTERSHARE TRUST
COMPANY, N.A.

By: /s/ Douglas Ives	By: /s/ Darlene DioDato
Name: Douglas Ives	Name: Darlene DioDato
Title: Senior Relationship Manager	Title: Managing Director

[Rights Agreement Amendment Signature Page]